Exhibit 10.8

PREMIERWEST BANK
2007 EXECUTIVE DEFERRED COMPENSATION AGREEMENT

     THIS AGREEMENT is made this 13th day of December, 2007 by and among PremierWest Bancorp, an Oregon corporation (“Bancorp”), PremierWest Bank, an Oregon-chartered bank (the “Bank”) (collectively “PremierWest”), and Tom Anderson (the “Executive”) replacing the Agreement dated December 27, 2004, and is effective retroactively to January 1, 2005.

INTRODUCTION

     To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide to the Executive a deferred compensation opportunity together with matching contributions by the Bank. The Bank will pay the Executive’s benefits from the Bank’s general assets. This Agreement will govern any deferral of compensation by the Executive after the effective date hereof.

     This Agreement is intended to comply with Section 409A of the Internal Revenue Code. Any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with Section 409A and the regulations thereunder.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1 Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 “Change in Control” means any of the following events occur:

          (a) Merger. Bancorp merges into or consolidates with another corporation, or merges another corporation into Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of Bancorp’s voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term "person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

          (b) Acquisition of Significant Share Ownership. (1) a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of Bancorp's voting securities, or (2) a person or persons acting in concert has or have become the beneficial owner of 10% or more of a class of Bancorp's voting securities and the person or the person's or group's nominee becomes the Chairman of the Board of Bancorp, but this paragraph (b) shall not apply to beneficial ownership of voting shares of Bancorp held in a fiduciary capacity by an entity in which Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities,

          (c) Change in Board Composition. During any period of two consecutive years, individuals who constitute Bancorp's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that, for purposes of this paragraph (c), each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

          (d) Sale of Assets. Bancorp sells to a third party all or substantially all of Bancorp's assets. For this purpose, sale of all or substantially all of Bancorp's assets includes sale of the shares or assets of the Bank.

     1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Compensation" means both salary and bonus compensation that would be paid to the Executive during a Plan Year.

     1.4 "Deferral Account" means the Bank's accounting of the Executive's accumulated Deferrals plus accrued interest.

     1.5 "Deferrals" means the amount of the Executive's Compensation that the Executive elects to defer according to this Agreement.

     1.6 "Disability" means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of PremierWest.

     1.7 "Effective Date" means January 1, 2005.

     1.8 "Election Form" means the Form attached as Exhibit 1.

     1.9 "Normal Retirement Age" means the Executive's 62nd birthday.

     1.10 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

     1.11 "Plan Year" means the calendar year.

     1.12 "Termination for Cause" means the definition of termination for cause specified in any employment agreement existing on the date hereof or hereafter entered into between the Executive and Bancorp or the Bank. If the Executive is not a party to an employment agreement containing a definition of termination for cause, Termination for Cause means the Bank has terminated the Executive's employment for any of the following reasons:

          (a) gross negligence or gross neglect of duties,

          (b) commission of a felony or commission of a misdemeanor involving moral turpitude, or

          (c) fraud, disloyalty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in an adverse effect on the Bank.

     1.13 "Termination of Employment" means a separation from service under Section 409A of the Code and the regulations thereunder, as such regulations may change from time to time, or any successor provision of the Internal Revenue Code and regulations.

     1.14 "Unforeseeable Emergency" means severe financial hardship of the Executive resulting from an illness or accident of the Executive, the Executive’s spouse or a dependent (as defined in Section 152(a) of the Code), loss of the Executive’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. Except as otherwise provided in this Section 1.14, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.

Article 2 Deferral Election

     2.1 Initial Election. The Executive shall make an initial deferral election under this Agreement by filing with the Bank a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned after the date the Election Form is received by the Bank. In no event can the Executive's Deferrals for any Plan Year exceed 75% of the Executive's Compensation for that Plan Year.

     2.2 Election Changes.

          2.2.1 Generally. Upon the Bank's approval, the Executive may modify the amount of Compensation to be deferred annually by filing a new Election Form with the Bank prior to the beginning of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Bank.

          2.2.2 Hardship. If an Unforeseeable Emergency occurs, the Executive, by written instructions to the Bank, may cancel future deferrals under this Agreement for the remainder of the calendar year in which the Unforeseeable Emergency arose as soon as is practically possible for the Bank to process such instruction.

     2.3 Change in Time and Form of Distribution. The timing of a distribution of the Deferral Account may not be accelerated except as set forth in Section 4.4.

Article 3 Deferral Account

     3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

          3.1.1 Deferrals. The portion of the Compensation deferred by the Executive as of the time the Compensation would have otherwise been paid to the Executive.

          3.1.2 Interest. At the end of each Plan Year under this Agreement but only until commencement of the benefit payments under this Agreement or until a Change in Control has occurred, interest is to be credited on the account balance at an annual rate equal to the Bank's ROE (return on equity) for that Plan Year, compounded monthly, with a maximum crediting rate of 18%. In the event the Executive and the Bank do not agree on what the Bank's ROE was for a particular Plan Year, the Executive and the Bank agree that the ROE shall be derived from the quarterly report of condition filed by the Bank with the Federal Deposit Insurance Corporation under Section 7(a) of the Federal Deposit Insurance Act for the fourth quarter of any year. If a Change in Control has occurred or if benefit payments have commenced, the Bank will not continue to credit interest pursuant to the ROE formula but rather will credit interest at an annual rate of interest, compounded monthly, on the remaining account balance during any applicable installment period, equal to the highest "Prime Rate" as published in the Wall Street Journal's "Money Rates" section. The interest credited each Plan Year shall be determined by reference to the "Prime Rate" as of the last business day of the preceding Plan Year.

     3.2 Statement of Accounts. Within 120 days after the end of each Plan Year, the Bank shall provide to the Executive a statement setting forth the Deferral Account balance.

     3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise of the Bank to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

Article 4 Benefits During Lifetime

     4.1 Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the date of the Executive's Termination of Employment.

          4.1.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in the form elected by the Executive in the Election Form commencing on the first day of the seventh month following the Executive’s Normal Retirement Date. If the Executive elects payment of the benefit as other than a lump sum, the Bank will not continue to credit interest pursuant to the ROE formula of Section 3.1.2 but rather will credit interest at Prime Rate as defined in Section 3.1.2. In the event the Executive elects a fixed number of monthly installment payments, the first installment shall be six months of installments (that is, six times the monthly amount, with the remaining number of installments equal to the total number of monthly installments elected minus six). In the event the Executive elects a fixed number of annual installments, the first installment shall be a single annual installment, and each subsequent installment shall be paid on each subsequent January 1. Initially, each installment payment will be calculated as a level principal and interest payment based on the Executive’s Deferral Account Balance on the commencement date, the interest rate on the commencement date, and the number of installments. Thereafter, the amount of an installment shall be redetermined each January 1 based on the Executive’s Deferral Account Balance on such January 1, the interest rate on such January 1, and the number of installments remaining. This procedure for determining installment payments shall be used wherever installments are required herein. Any installment payments made hereunder shall be considered a series of separate payments for purposes of Code Section 409A.

     4.2 Early Retirement Benefit. Upon Termination of Employment prior to the Normal Retirement Age for reasons other than death, or Disability, the Bank shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

          4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive's Termination of Employment.

          4.2.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in the form elected by the Executive in the Election Form commencing at the later of (i) the month following the last cash payment pursuant to Section 11 of the Employment Agreement between the Executive, Bancorp and the Bank dated July 29, 2004 (the "Employment Agreement") is paid by the Bank or Bancorp to the Executive or (ii) the first day of the seventh month following Executive's Termination of Employment. If the Executive elects payment of the benefit as other than a lump sum, the Bank will not continue to credit interest pursuant to the ROE formula of Section 3.1.2 but rather will credit interest at Prime Rate as defined in Section 3.1.2.

     4.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Executive’s Termination of Employment.

          4.3.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in the form elected by the Executive in the Election Form commencing with the month following the Executive’s Termination of Employment. If the Executive elects payment of the benefit as other than a lump sum, the Bank will not continue to credit interest pursuant to the ROE formula of Section 3.1.2 but rather will credit interest at Prime Rate as defined in Section 3.1.2.

     4.4 Hardship Distribution. Upon the Board of Director's determination (following petition by the Executive) that the Executive has suffered an Unforeseeable Emergency, the Bank shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Bank. The amount distributed may not exceed the amount necessary to satisfy the financial hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Article 5 Death Benefits

     5.1 Death During Active Service. If the Executive dies while in the employment of the Bank, the Bank shall pay to the Executive's beneficiary the Early Retirement Benefit described in Section 4.2.1 commencing the month after the Executive's death, in lieu of any other benefit under this Agreement.

     5.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     5.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

Article 6 Beneficiaries

     6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7 General Limitations

     7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement that is in excess of the Executive's Deferrals (i.e. no interest is paid) if Termination of Employment is due to the Executive's actions resulting in Termination for Cause. The Executive's Deferrals shall be paid to the Executive in a manner to be determined by the Bank. No interest shall be credited to the Deferrals during any applicable installment period.

Article 8 Claims and Review Procedures

     8.1 Claims Procedure. If the Executive or his beneficiary (“claimant”) has not received benefits under the Agreement that he or she believes should be paid, the claimant shall make a claim for such benefits as follows:

          8.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

          8.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          8.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a) the specific reasons for the denial,

               (b) a reference to the specific provisions of the Agreement on which the denial is based,

               (c) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

               (d) an explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

               (e) a statement of the claimant's right to bring a civil action under ERISA (Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et. seq.) Section 502(a) following an adverse benefit determination on review.

     8.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

          8.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

          8.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

          8.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          8.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          8.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a) the specific reasons for the denial,

               (b) a reference to the specific provisions of the Agreement on which the denial is based,

               (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

               (d) ERISA Section 502(a) a statement of the claimant's right to bring a civil action under

Article 9 Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Notwithstanding the foregoing, the Bank may terminate this Agreement at any time if, (1) pursuant to legislative, judicial or regulatory action, continuation of the Agreement would result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying the benefits), and such penalty or detriment would be alleviated by termination of this Agreement, and (2) such termination of this Agreement complies with the restrictions on termination of arrangements specified in Regulations to Section 409A of the Code. In no event shall this Agreement be terminated under this section without payment to the Director of the Deferral Account balance attributable to the Director’s Deferrals and, except in the case of Termination for Cause, interest credited on such amounts.

Article 10 Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

     10.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Oregon, except to the extent the laws of the United States of America otherwise require.

     10.6 Unfunded Arrangement. The Executive and the Executive's beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. In the event that Bancorp or the Bank purchase any policies of insurance for the purpose of defraying the cost to the Bank of providing benefits hereunder, any such insurance policies (whether or not on the Executive’s life) shall be a general asset of Bancorp or the Bank, as applicable, to which the Executive and the Executive’s beneficiary have no preferred or secured claim.

     10.7 Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

     10.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     10.9 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a) interpreting the provisions of the Agreement,

          (b) establishing and revising the method of accounting for the Agreement,

          (c) maintaining a record of benefit payments, and

          (d) establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     10.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

Executive:	Bank: PremierWest Bank

By:
Tom Anderson	John L. Anhorn
Chief Executive Officer

PremierWest Bancorp

By: ____________________________ Name:__________________________ Title: